[LOGO]                                               The Brink's Company
                                                     1801 Bayberry Court
                                                     P.O. Box 18100
                                                     Richmond, VA 23226-8100 USA
                                                     Tel. 804.289.9600
                                                     Fax 804.289.9760

Contact:                                             FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                               The Brink's Company
                         Reports Second Quarter Results


RICHMOND, Va., (July 31, 2003) - The Brink's Company (NYSE: BCO) reported income from continuing operations of $8.0 million, or $0.15 per share for the quarter ended June 30, 2003. For the same period one year ago, income from continuing operations was $19.1 million, or $0.36 per share.

         Revenue in the second quarter of 2003 increased 6% over last year's second quarter to $975.2 million. All business units achieved higher revenues, with Brink's, Incorporated and BAX Global benefiting from stronger European currencies relative to the U.S. dollar.

         Operating profit in the quarter just ended was $17.3 million after deducting $17.2 million of costs associated with retained obligations of the former coal operations. Operating profit of $35.6 million in last year's second quarter did not include expenses related to the former coal operations for 2002 since such costs had been recorded previously within discontinued operations. In the current period, increased year-over-year operating profits at Brink's, Incorporated, Brink's Home Security, and Other Operations were offset by lower operating profit at BAX Global, which was affected by poor economic conditions in the United States and Europe.

                                   -- more --

         The Company recorded a loss from discontinued operations in the second quarter of 2003 of $1.9 million (after tax), or $(0.04) per share, stemming from a revised estimate of the value of a contingent liability of the former coal operations. As a result, net income for the quarter ended June 30, 2003 was $6.1 million, or $0.11 per share, compared with $19.1 million, or $0.36 per share in the prior year period.

         For the six months ended June 30, 2003, revenues were $1.9 billion compared with $1.8 billion in the last six months of 2002. Net income for the first half of 2003 was $4.4 million, or $0.08 per share, compared with $27.2 million, or $0.51 per diluted share a year ago.

         "Despite challenging economic conditions, we were able to achieve continued strong performance in our Brink's Home Security business and improve performance in international operations at Brink's, Incorporated", said Michael
T. Dan, President and Chief Executive Officer of The Brink's Company. "However, results at BAX Global continued to reflect the impact of lower domestic overnight heavy freight volume," he added.

                    Second Quarter Business Unit Performance

Brink's, Incorporated ("Brink's")
---------------------------------

         Worldwide revenue of $410.7 million reflected an increase of 4% during the second quarter as compared with the prior year's period. International revenue this quarter was up 6% over the level of the second quarter a year ago, primarily due to the effects of the strengthening of European currencies compared to the U.S. dollar. This positive effect on revenue was partially offset by the effect of a stronger U.S. dollar relative to South American currencies. North American revenue increased 2% over the second quarter of 2002.


                                   -- more --
                                                                              2

         Brink's operating profit in the quarter ended June 30, 2003 increased 9% to $21.5 million from last year's second quarter, reflecting improved international operations. International performance in the second quarter of 2003 benefited from cost realignment in European operations as well as improved results in Asia/Pacific and South America. Operating profit in North American declined $2.9 million versus the prior year as increased profits in cash logistics were more than offset by the impact of higher employee benefit costs in the U.S. and costs associated with the closure of the Darien, Connecticut office. Costs associated with the Darien office closure and the realigning of resources in European operations approximated $2 million in the quarter.

Brink's Home Security
---------------------

         Revenue increased 9% to $76.5 million in the second quarter as compared to the same period last year due primarily to growth in the subscriber base. Operating profits of $17.7 million in the second quarter were 13% higher than those recorded in the prior year's quarter. An increase in operating profit from recurring services resulted primarily from the growth of the subscriber base, a lower disconnect rate and more efficient service operations.

         The annualized disconnect rate for the current year's quarter improved to 7.2% compared to 7.5% a year earlier. The Company added more than 28,000 new subscribers during the quarter, a 10% increase over the number of new subscribers in the second quarter last year. At June 30, 2003, Brink's Home Security had more than 795,000 subscribers.

                                   -- more --

BAX Global
----------

         Worldwide revenue at BAX Global increased to $473.4 million in the second quarter, 7% higher than the same period last year. International revenue increased 17% reflecting the effects of the weaker U.S. dollar and stronger Asia Pacific activity. In the Americas region, revenue decreased 3% in comparison to last year as lower U.S. volume combined with the effect of a shift towards deferred products from overnight shipments more than offset higher revenues in supply chain management activities.

         BAX Global reported an operating loss of $2.5 million for the second quarter of 2003 compared to operating profit of $3.2 million in the same period in 2002. The effect on operating profit of higher revenue was offset by the impact on reported costs of the weaker U.S. dollar and higher transportation costs and of the reduced margin resulting from lower overnight freight volumes.

Other Operations
----------------

         Other Operations, which reflects the Company's interests in natural gas, timber and gold mining operations, reported revenue of $14.6 million in the second quarter as compared to $10.4 million a year ago. The operating profit for the quarter was $4.1 million, up from $2.1 million a year earlier, due primarily to higher pricing for natural gas.

Costs of Former Coal Operations
-------------------------------

         The former coal operations recorded $17.2 million (pretax) of net expenses in the quarter ended June 30, 2003, primarily related to medical and other benefits of former coal employees.

                                   -- more --

                                  VEBA Funding

         As announced on July 21, 2003, the Company reached definitive agreements to sell its natural gas and timber businesses for approximately $119 million in cash, with the gas transaction expected to close in the third quarter of 2003, and the timber transaction expected to close in the fourth quarter of this year.

         "With the anticipated third quarter closing of the gas sale, we will earmark $50 million of the proceeds to fund the Company's Voluntary Employees' Beneficiary Association ("VEBA"). This will raise the amount of assets in the VEBA to $100 million and further underscore our commitment to funding the VEBA. We remain committed to making additional contributions to the VEBA to bring it to an appropriate level over time as taxes and other considerations dictate," said Michael Dan.

                          2003 Perspective and Outlook

         "As we evaluate the year at the half-way mark, we are pleased with our success in achieving several important milestones, including reaching agreements to sell our gas and timber businesses, addressing the liabilities associated with our former coal operations through additional funding of the VEBA, and strengthening the operating performance of Brink's and Brink's Home Security for continued growth," said Michael Dan.

         During the first half of 2003, the Company made operational and management changes at Brink's Europe and began consolidating Brink's U.S. operations. At the same time, efforts to profitably manage subscriber growth and maintain high service levels continued at Brink's Home Security. "We expect Brink's, Incorporated to perform at least as well this year as it did last year, even with the costs of consolidating the U.S. operations, and for Brink's Home Security to continue its growth in revenue and profits," said Michael Dan.


                                   -- more --

         In discussing the performance of BAX Global, Mr. Dan said, "Our operations have been impacted by poor economic conditions in the United States and in Europe and a shift away from heavy freight shipped via overnight air in the United States. It is not clear when these factors will improve."

         At the time of its first quarter 2003 earnings announcement, the Company said that subject to the uncertainties clouding the outlook for the world's economies, the impact of sales of non-strategic operations and the effects of any actions it might take to align resources to business needs, it believed its full-year earnings per share from continuing operations would be near the low end of a $1.10 - $1.30 range. With the achievement of agreements to sell its timber and natural gas businesses, the Company now expects to reclassify all historical and prospective results of most of the natural resource businesses from continuing operations to discontinued operations. The Company has also developed current estimates of the costs to realign resources in Brink's, Incorporated to improve operating performance. As a result of these two factors, the earnings range provided by the Company is no longer relevant. Moreover, the Company's ultimate full-year 2003 earnings from continuing operations may be further impacted by the near-term performance of BAX Global in the face of continuing economic weakness.


                                   -- more --

                                    * * * * *

This release contains both historical and forward-looking information. Statements regarding improvements in Brink's, Incorporated's full-year performance for 2003, continued revenue and profit growth for Brink's Home Security, the continued worsening of the U.S. and European economies and a shift away from shipments of heavy freight via overnight air, expectations regarding full-year earnings, consummation of the sales of the gas and timber businesses and plans to make additional contributions to the VEBA, among others, involve forward-looking information which is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated. Such risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the impact of operational improvements in the security operations and the timing of any such impact, the ability of companies to maintain adequate inventories and meet customer demands without using overnight air delivery service for heavy freight, the ability of Brink's Home Security to continue to maintain its subscriber growth and low disconnect rate, the ability to identify and execute cost and operational improvements in the core businesses, the satisfaction of closing conditions typical for gas and timber transactions, such as the receipt of necessary consents from various third parties and the ability to obtain insurance, the Company's tax position, the accounting treatment relating to the timber and gas transactions, actual costs associated with the realignment of resources at Brink's, Incorporated, including severance and relocation costs, IT costs and cost associated with ongoing contractual obligations, pension plan and other funding obligations, labor relations, safety and security performance, new government regulations and legislative initiatives, overall domestic and international economic, political, social and business conditions, capital markets performance, increases in insurance costs and limitations on the availability of various types of insurance, the strength of the U.S. dollar relative to foreign currencies, interest rates, inflation, domestic and international demand for services of the subsidiaries of The Brink's Company, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three main businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in global supply chain management. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

Conference Call
The Company will host a conference call today, July 31, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (800) 314-7867 within North America or (719) 867-0640 from outside North America, or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through August 8, 2003 by calling (888) 203-1112 within North America or (719) 457-0820 outside North America and entering confirmation number 462026. A webcast replay will be available at www.brinkscompany.com through August 15, 2003.



                                         The Brink's Company and Subsidiaries

                                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (In millions, except per share amounts)
                                                      (Unaudited)




                                                             Three Months                          Six Months
                                                             Ended June 30                        Ended June 30
                                                        2003              2002               2003              2002
---------------------------------------------------------------------------------------------------------------------

Revenues                                       $       975.2            919.1             1,916.5           1,818.6

Expenses:
Operating expenses                                     839.9            768.0             1,656.8           1,525.4
Selling, general and administrative expenses           126.3            117.7               252.1             226.6
---------------------------------------------------------------------------------------------------------------------
   Total expenses                                      966.2            885.7             1,908.9           1,752.0

Other operating income, net                              8.3              2.2                12.8               6.1
---------------------------------------------------------------------------------------------------------------------
   Operating profit                                     17.3             35.6                20.4              72.7

Interest expense                                        (6.8)            (5.8)              (13.0)            (11.8)
Minority interest                                       (1.8)            (0.1)               (2.6)             (1.2)
Other income (expense), net                              4.2              -                   6.0              (0.4)
---------------------------------------------------------------------------------------------------------------------
   Income from continuing operations
     before income taxes                                12.9             29.7                10.8              59.3

Provision for income taxes                               4.9             10.6                 4.1              21.1
---------------------------------------------------------------------------------------------------------------------

   Income from continuing operations                     8.0             19.1                 6.7              38.2

Loss from discontinued operations, net of tax           (1.9)             -                  (2.3)            (11.0)
---------------------------------------------------------------------------------------------------------------------
Net income                                     $         6.1             19.1                 4.4              27.2
=====================================================================================================================

Basic net income (loss) per common share:
   Continuing operations                       $        0.15             0.36                0.13              0.73
   Discontinued operations                             (0.04)             -                 (0.05)            (0.21)
---------------------------------------------------------------------------------------------------------------------
                                               $        0.11             0.36                0.08              0.52
---------------------------------------------------------------------------------------------------------------------
Diluted net income (loss) per common share:
   Continuing operations                       $        0.15             0.36                0.13              0.73
   Discontinued operations                             (0.04)              -                (0.05)            (0.22)
---------------------------------------------------------------------------------------------------------------------
                                               $        0.11             0.36                0.08              0.51
=====================================================================================================================


See accompanying notes.

                      The Brink's Company and Subsidiaries

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In millions)


                                                       June 30     December 31
                                                        2003           2002
--------------------------------------------------------------------------------
                                                     (Unaudited)
Assets
Current assets                                   $       824.2            782.0
Property and equipment, net                              893.6            871.2
Goodwill, net                                            235.0            227.9
Other assets                                             603.6            578.8
--------------------------------------------------------------------------------
   Total assets                                  $     2,556.4          2,459.9
================================================================================

Liabilities and shareholders' equity
Current liabilities                              $       818.7            793.3
Long-term debt                                           299.5            304.2
Accrued pension costs                                    135.5            122.6
Other liabilities                                        881.9            858.6
--------------------------------------------------------------------------------
   Total liabilities                                   2,135.6          2,078.7
Shareholders' equity                                     420.8            381.2
--------------------------------------------------------------------------------
   Total liabilities and shareholders' equity    $     2,556.4          2,459.9
================================================================================

See accompanying notes.


                                       SEGMENT INFORMATION
                                          (In millions)
                                           (Unaudited)



                                             Three Months                   Six Months
                                             Ended June 30                 Ended June 30
                                             2003      2002               2003        2002
---------------------------------------------------------------------------------------------
Revenues:
   Brink's                              $    410.7     394.4               802.1       801.1
   Brink's Home Security                      76.5      70.2               150.4       137.4
   BAX Global                                473.4     444.1               937.0       859.7
---------------------------------------------------------------------------------------------
     Business and Security Services          960.6     908.7             1,889.5     1,798.2
   Other Operations                           14.6      10.4                27.0        20.4
---------------------------------------------------------------------------------------------
     Revenues                           $    975.2     919.1             1,916.5     1,818.6
=============================================================================================

Operating profit (loss):
   Brink's                              $     21.5      19.8                34.6        51.5
   Brink's Home Security                      17.7      15.6                34.4        30.8
   BAX Global                                 (2.5)      3.2                (8.0)       (3.5)
---------------------------------------------------------------------------------------------
     Business and Security Services           36.7      38.6                61.0        78.8
   Other Operations                            4.1       2.1                 7.4         4.5
   Former coal operations                    (17.2)       -                (34.5)        -
   General corporate expense                  (6.3)     (5.1)              (13.5)      (10.6)
---------------------------------------------------------------------------------------------
     Operating profit                   $     17.3      35.6                20.4        72.7
=============================================================================================


See accompanying notes.


                                            The Brink's Company and Subsidiaries

                                                   OTHER FINANCIAL INFORMATION
                                          (In millions, except as otherwise noted)
                                                          (Unaudited)


                                                       Three Months                       Six Months
                                                       Ended June 30                     Ended June 30
                                                    2003          2002               2003           2002
------------------------------------------------------------------------------------------------------------
Brink's:
Revenues:
North America                                $     175.8          172.8              351.6           341.1
International                                      234.9          221.6              450.5           460.0
------------------------------------------------------------------------------------------------------------
   Revenues                                  $     410.7          394.4              802.1           801.1
============================================================================================================
Operating profit:
North America                                $      10.5           13.4               21.3            24.1
International                                       11.0            6.4               13.3            27.4
------------------------------------------------------------------------------------------------------------
   Segment operating profit                  $      21.5           19.8               34.6            51.5
============================================================================================================

Brink's Home Security:
Revenues                                     $      76.5           70.2              150.4           137.4
============================================================================================================
Operating profit:
Recurring services                           $      31.4           27.7               61.7            54.6
Investment in new subscribers                      (13.7)         (12.1)             (27.3)          (23.8)
------------------------------------------------------------------------------------------------------------
   Segment operating profit                  $      17.7           15.6               34.4            30.8
============================================================================================================

Monthly recurring revenues                                                     $      22.2            20.1
Annualized disconnect rate                           7.2%           7.5%               6.9%            7.1%

Number of subscribers (in thousands):
   Beginning of period                             781.5          726.5              766.7           713.5
   Installations                                    28.3           25.8               55.7            50.9
   Disconnects                                     (14.2)         (13.7)             (26.8)          (25.8)
------------------------------------------------------------------------------------------------------------
End of period                                      795.6          738.6              795.6           738.6
Average number of subscribers                      788.3          732.6              781.1           726.1
============================================================================================================

BAX Global:
Revenues:
Americas                                     $     233.6          241.3              470.2           473.3
International                                      258.4          220.4              502.7           419.4
Eliminations/other                                 (18.6)         (17.6)             (35.9)          (33.0)
------------------------------------------------------------------------------------------------------------
   Revenues                                  $     473.4          444.1              937.0           859.7
============================================================================================================
Operating profit (loss):
Americas                                     $     (10.6)          (3.8)             (20.3)          (14.3)
International                                        8.3            9.6               15.4            16.1
Other                                               (0.2)          (2.6)              (3.1)           (5.3)
------------------------------------------------------------------------------------------------------------
   Segment operating profit (loss)           $      (2.5)           3.2               (8.0)           (3.5)
============================================================================================================

Intra-U.S. revenue                           $     107.1          115.7              218.0           224.4
Worldwide expedited freight services:
   Revenues                                  $     353.7          343.2              707.7           663.6
   Weight in pounds                                375.9          371.8              750.3           720.5
============================================================================================================


See accompanying notes.


                              The Brink's Company and Subsidiaries

                                   OTHER FINANCIAL INFORMATION
                                          (In millions)
                                           (Unaudited)


                                                        Three Months             Six Months
                                                        Ended June 30           Ended June 30
                                                       2003       2002         2003       2002
------------------------------------------------------------------------------------------------
Depreciation and amortization:
   Brink's                                         $   17.4        15.4        33.0        29.8
   Brink's Home Security                               11.8        10.5        23.4        20.7
   BAX Global                                          11.9        10.7        24.1        21.5
------------------------------------------------------------------------------------------------
     Business and Security Services                    41.1        36.6        80.5        72.0
------------------------------------------------------------------------------------------------
   Other Operations                                     2.0         1.1         4.0         2.3
   General corporate                                    0.1         0.1         0.2         0.1
------------------------------------------------------------------------------------------------
     Depreciation and amortization                 $   43.2        37.8        84.7        74.4
================================================================================================

Other BHS cash flow information:
   Impairment charges from subscriber disconnects  $    8.6         8.1        16.1        15.4
   Amortization of deferred revenue                    (6.4)       (6.1)      (12.2)      (11.8)
   Deferred subscriber acquisition costs
     (current year payments)                           (4.6)       (4.3)       (8.9)       (8.4)
   Deferred revenue from new subscribers
     (current year receipts)                            6.7         6.6        13.2        13.3
================================================================================================

Capital expenditures:
   Brink's                                         $   18.5        18.7        34.9        33.5
   Brink's Home Security                               22.9        20.6        46.0        40.7
   BAX Global                                           7.2         5.2        13.0         9.8
------------------------------------------------------------------------------------------------
     Business and Security Services                    48.6        44.5        93.9        84.0
------------------------------------------------------------------------------------------------
   Other Operations                                     2.7         2.0         4.7         3.6
   General corporate                                    -            -          0.1          -
------------------------------------------------------------------------------------------------
     Capital expenditures                          $   51.3        46.5        98.7        87.6
================================================================================================

See accompanying notes.

                      The Brink's Company and Subsidiaries

                         NOTES TO FINANCIAL INFORMATION
                                   (Unaudited)


(1) On May 2, 2003, the shareholders of The Pittston Company approved a proposal to change the Company's name to The Brink's Company. The name change became effective on May 5, 2003. Prior to May 5, 2003, The Pittston Company traded on the New York Stock Exchange under the symbol "PZB." Beginning on May 5, 2003, The Brink's Company trades on the New York Stock Exchange under the symbol "BCO." The Brink's Company and its subsidiaries are referred to herein as the "Company".

         The Company has three operating segments within its "Business and Security Services" businesses: Brink's, Incorporated ("Brink's"), Brink's Home Security, Inc. ("BHS") and BAX Global Inc. ("BAX Global"). The fourth operating segment is Other Operations, which consists of the Company's gold, timber and natural gas operations. The Company also has significant assets and liabilities associated with its former coal operations and expects to have significant ongoing expenses and cash outflows related to former coal operations.

(2) During July 2003, a subsidiary of the Company entered into definitive agreements to sell its natural gas and timber businesses for combined proceeds of approximately $119 million. The Company expects to report these businesses as discontinued operations in its consolidated financial statements beginning with the third quarter of 2003. The natural gas transaction is expected to close in the third quarter of 2003 and the timber transaction is expected to close by the end of 2003.

         The assets expected to be transferred in the sale of the natural gas and timber businesses are included in the Company's consolidated balance sheet as of June 30, 2003 and are as follows:


         (In millions)                            Natural gas      Timber
         ------------------------------------------------------------------
         Current assets                         $       -            2.5
         Property and equipment, net                   22.1          2.3
         ------------------------------------------------------------------
         Net book value to be transferred       $      22.1          4.8
         ==================================================================


(3) During the fourth quarter of 2002, the Company completed its planned exit of the coal business by selling or shutting down its remaining coal operations. In the first quarter of 2003, the Company began recognizing certain expenses related to its former coal operations as a part of continuing operations. Prior to 2003, these expenses were classified as part of the Company's loss from discontinued operations.

         Expenses included in continuing operations in the three and six month period ended June 30, 2003 related to the Company's former coal operations were as follows:



                                                              Three Months     Six Months
                                                              Ended June 30   Ended June 30
         (In millions)                                            2003            2003
         -----------------------------------------------------------------------------------
         Former coal operations:
              Company-sponsored postretirement
                benefits other than pensions                    $   12.5          24.7
              Black lung                                             1.4           2.9
              Pension                                               (0.4)         (0.3)
              Administrative, legal and other expenses, net          1.7           3.8
              Idle and closed mine expense and other income          2.0           3.4
         -----------------------------------------------------------------------------------
                                                                $   17.2          34.5
         ===================================================================================

         In addition to the above, the Company will continue to record adjustments to coal-related contingent liabilities within discontinued operations. In the second quarter of 2003, the Company recorded a charge in discontinued operations of $1.9 million (after-tax) related to a change in the estimated withdrawal liabilities for coal-related multi-employer pension plans. This change in estimate reflects updated data received from third parties during the quarter.

(4) In April 2003, the Company accepted $19.8 million in full settlement of the notes receivable and royalty obligations received as part of the consideration in the sale of its former Virginia coal operations. The Company recognized a $2.6 million pretax gain, classified as part of other income (expense), net, on the settlement in the second quarter of 2003.

(5)

                                       Three Months             Six Months
                                       Ended June 30           Ended June 30
         (In millions)                2003       2002          2003     2002
         --------------------------------------------------------------------

         Weighted average common
           shares outstanding:
              Basic                   53.0        52.0        52.8      51.9
              Diluted                 53.0        52.5        52.9      52.2
         ====================================================================

(6) A reconciliation of monthly recurring revenues to reported BHS revenues follows:


                                                             Six Months
                                                            Ended June 30
         (In millions)                                     2003       2002
         -------------------------------------------------------------------
         June:
           Monthly recurring  revenues  ("MRR")      $     22.2       20.1
           Amounts excluded from MRR:
              Amortization of deferred revenue              2.2        2.0
              Other revenues (a)                            1.4        1.9
         -------------------------------------------------------------------
           Revenues on a GAAP basis                        25.8       24.0
         ===================================================================

         Revenues (GAAP basis):
           June                                            25.8       24.0
           January - May                                  124.6      113.4
         -------------------------------------------------------------------
           January - June                            $    150.4      137.4
         ===================================================================

         (a) Revenues that are not pursuant to monthly contractual billings.

         The Company believes the presentation of MRR is useful to investors because the measure is used to assess the amount of recurring revenues a home security business produces.

(7) Certain prior period amounts have been reclassified to conform to the current period's financial statement presentation.



                                      # # #